news release

EXHIBIT 99.1
FOR RELEASE AT 3:15 AM PT
OCTOBER 28, 2022

Chevron Announces Third Quarter 2022 Results
•Reported earnings of $11.2 billion; adjusted earnings of $10.8 billion
•Cash flow from operations of $15.3 billion; free cash flow of $12.3 billion
•Shareholder distributions of $6.5 billion
San Ramon, Calif., October 28, 2022 – Chevron Corporation (NYSE: CVX) today reported earnings of $11.2 billion ($5.78 per share - diluted) for third quarter 2022, compared with $6.1 billion ($3.19 per share - diluted) in third quarter 2021. Included in the current quarter were pension settlement costs of $177 million. Foreign currency effects increased earnings by $624 million. Adjusted earnings of $10.8 billion ($5.56 per share - diluted) in third quarter 2022 compares to adjusted earnings of $5.7 billion ($2.96 per share - diluted) in third quarter 2021.
Sales and other operating revenues in third quarter 2022 were $64 billion, compared to $43 billion in the year-ago period.
Earnings Summary

	Three Months Ended September 30		Nine Months Ended September 30
Millions of dollars	2022	2021	2022	2021
Earnings by business segment
Upstream	$9,307	$5,135	$24,798	$10,663
Downstream	2,530	1,310	6,383	2,154
All Other	(606)	(334)	(2,069)	(2,247)
Total (1)(2)	$11,231	$6,111	$29,112	$10,570
(1) Includes foreign currency effects	$624	$305	$1,074	$346
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“We delivered another quarter of strong financial performance with return on capital employed of 25 percent,” said Mike Wirth, Chevron’s chairman and chief executive officer. “At the same time, we’re increasing investments and growing energy supplies, with our Permian production reaching another quarterly record.”
During the quarter, the company paid dividends of $2.7 billion (6 percent higher per share than third quarter 2021), increased investments by over 50 percent from last year, paid down debt for the sixth consecutive quarter, and repurchased $3.75 billion of shares (more than 1 percent of shares outstanding). The company’s third quarter Permian Basin unconventional production totaled over 700,000 barrels of oil equivalent per day, up over 12 percent from last year’s quarter.

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“We’ve also taken important steps to position both our traditional and new energy businesses to help meet the world’s growing demand for our products,” Wirth concluded. The company’s recent business highlights include:

•Approved a project to increase light crude oil processing capacity by 15 percent at the company’s Pasadena, Texas refinery.
•Entered Namibia by acquiring an 80 percent working interest in a Deepwater oil and gas exploration lease.
•Received permits, as part of joint ventures, to assess carbon storage for three blocks totaling nearly 7.8 million acres in offshore Australia.
•Broke ground on a lower carbon feedstock expansion project at the company’s bio-refinery in Germany.
•Delivered renewable natural gas for the first time from the Brightmark RNG Holdings LLC joint venture project in South Dakota.

UPSTREAM
Worldwide net oil-equivalent production was 3.03 million barrels per day in third quarter 2022. International production decreased 3 percent primarily due to the end of concessions in Thailand and Indonesia, while U.S. production increased 4 percent compared to the same period a year ago, mainly in the Gulf of Mexico and the Permian Basin.

U.S. Upstream
	Three Months Ended September 30		Nine Months Ended September 30
Millions of dollars	2022	2021	2022	2021
Earnings	$3,398	$1,962	$10,004	$4,349
U.S. upstream operations earned $3.40 billion in third quarter 2022, compared with $1.96 billion a year earlier. The improvement was primarily due to higher realizations and higher volumes, partially offset by the absence of third quarter 2021 asset sale gains.
The company’s average sales price per barrel of crude oil and natural gas liquids was $76 in third quarter 2022, up from $58 a year earlier. The average sales price of natural gas was $7.05 per thousand cubic feet in third quarter 2022, up from $3.25 in last year’s third quarter.
Net oil-equivalent production of 1.18 million barrels per day in third quarter 2022 was up 49,000 barrels per day from a year earlier. The increase was primarily due to net production increases in the Gulf of Mexico, due to the absence of third quarter 2021 weather impacts, and in the Permian Basin. The net liquids component of oil-equivalent production in third quarter 2022 increased 6 percent to 891,000 barrels per day, and net natural gas production was 1.71 billion cubic feet per day, similar to last year’s third quarter.

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International Upstream
	Three Months Ended September 30		Nine Months Ended September 30
Millions of dollars	2022	2021	2022	2021
Earnings*	$5,909	$3,173	$14,794	$6,314
*Includes foreign currency effects	$440	$285	$899	$311
International upstream operations earned $5.91 billion in third quarter 2022, compared with $3.17 billion a year ago. The increase in earnings was primarily due to higher realizations, partially offset by lower sales volumes. Foreign currency effects had a favorable impact on earnings of $155 million compared to last year’s third quarter.
The average sales price for crude oil and natural gas liquids in third quarter 2022 was $89 per barrel, up from $68 a year earlier. The average sales price of natural gas was $10.36 per thousand cubic feet in the third quarter, up from $6.28 in last year’s third quarter.
Net oil-equivalent production of 1.85 million barrels per day in third quarter 2022 was down 56,000 barrels per day from third quarter 2021. The decrease was primarily due to the absence of production following expiration of the Erawan concession in Thailand and Rokan concession in Indonesia, partially offset by the absence of third quarter 2021 planned turnaround impacts at Tengizchevroil. The net liquids component of oil-equivalent production decreased 11 percent to 816,000 barrels per day in third quarter 2022, while net natural gas production increased 4 percent to 6.21 billion cubic feet per day compared to last year’s third quarter.

DOWNSTREAM

U.S. Downstream
	Three Months Ended September 30		Nine Months Ended September 30
Millions of dollars	2022	2021	2022	2021
Earnings	$1,288	$1,083	$4,214	$1,729
U.S. downstream operations reported earnings of $1.29 billion in third quarter 2022, compared with earnings of $1.08 billion a year earlier. The increase was mainly due to higher margins on refined product sales, partially offset by lower earnings from the 50 percent-owned Chevron Phillips Chemical Company and higher operating expenses that were largely associated with planned turnarounds.
Refinery crude oil input in third quarter 2022 decreased 13 percent to 779,000 barrels per day from the year-ago period, primarily due to planned turnarounds.
Refined product sales of 1.25 million barrels per day were up 5 percent from the year-ago period, mainly due to higher renewable fuel sales following the Renewable Energy Group, Inc. acquisition and higher jet fuel demand as restrictions from the pandemic continue to ease.

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International Downstream
	Three Months Ended September 30		Nine Months Ended September 30
Millions of dollars	2022	2021	2022	2021
Earnings*	$1,242	$227	$2,169	$425
*Includes foreign currency effects	$179	$123	$347	$183
International downstream operations reported earnings of $1.24 billion in third quarter 2022, compared with $227 million a year earlier. The increase was mainly due to higher margins on refined product sales and a $56 million favorable swing in foreign currency impacts compared to last year’s third quarter.
Refinery crude oil input of 651,000 barrels per day in third quarter 2022 increased 11 percent from the year-ago period as refinery runs increased due to higher demand.
Refined product sales of 1.44 million barrels per day in third quarter 2022 increased 4 percent from the year-ago period, mainly due to higher demand for jet fuel as restrictions from the pandemic continue to ease.

ALL OTHER

	Three Months Ended September 30		Nine Months Ended September 30
Millions of dollars	2022	2021	2022	2021
Net Charges*	$(606)	$(334)	$(2,069)	$(2,247)
*Includes foreign currency effects	$5	$(103)	$(172)	$(148)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in third quarter 2022 were $606 million, compared to $334 million a year earlier. The increase in net charges between periods was mainly due to the absence of third quarter 2021 favorable tax items and higher current quarter pension settlement expenses, partially offset by higher interest income from higher cash balances and lower debt interest expenses. Foreign currency effects decreased net charges by $108 million between periods.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2022 was $37.1 billion, compared with $19.7 billion in the first nine months of 2021. Excluding working capital effects, cash flow from operations in the first nine months of 2022 was $35.9 billion, compared with $21.2 billion in the first nine months of 2021.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures for the company’s consolidated entities (C&E) in the first nine months of 2022 were $8.2 billion, compared with $5.8 billion in the first nine months of 2021. Additionally, the company’s share of equity affiliate capital and exploratory expenditures (Affiliate C&E) was $2.4 billion in the first nine months of 2022 and $2.3 billion in the first nine

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months of 2021 and did not require cash outlays by the company. C&E for 2022 includes $0.8 billion of inorganic spend largely associated with the formation of the Bunge joint venture. The acquisition of Renewable Energy Group, Inc. is not included in the company’s C&E.
Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and growing lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.
# # #
Contact: Randy Stuart -- +1 832-854-3844

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NOTICE
Chevron’s discussion of third quarter 2022 earnings with security analysts will take place on Friday, October 28, 2022, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:30 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 6.
This news release also includes cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital are shown in Attachment 3.
This news release also includes net debt ratio. Net debt ratio is defined as total debt less cash and cash equivalents and marketable securities as a percentage of total debt less cash and cash equivalents and marketable securities, plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The company believes this measure is useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio is shown in Attachment 2.
Key Performance Indicators - Capital and exploratory expenditures (“C&E”) is a key performance indicator that provides the Company’s investment level in its consolidated companies. This metric includes additions to fixed asset and investment accounts along with exploration expense for its consolidated companies. Management uses this metric along with Affiliate C&E (as defined below) to manage allocation of capital across the company’s entire portfolio, funding requirements and ultimately shareholder distributions. The calculation of C&E is shown in Attachment 4.
Equity affiliate capital and exploratory expenditures (“Affiliate C&E”) is also a key performance indicator that provides the Company’s share of investments in its significant equity affiliate companies. This metric includes additions to fixed asset and investment accounts along with exploration expense in the equity affiliate companies’ financial statements. Management uses this metric to assess possible funding needs and/or shareholder distribution capacity of the company’s equity affiliate companies. Together with C&E, management also uses Affiliate C&E to manage allocation of capital across the company’s entire portfolio, funding requirements and ultimately shareholder distributions. Affiliate C&E is in Attachment 4.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to implement capital allocation strategies, including future stock repurchase programs and dividend payments; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 25 of the company's 2021 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
REVENUES AND OTHER INCOME	2022	2021	2022	2021
Sales and other operating revenues	$63,508	$42,552	$181,194	$109,745
Income (loss) from equity affiliates	2,410	1,647	6,962	4,000
Other income (loss)	726	511	1,623	591
Total Revenues and Other Income	66,644	44,710	189,779	114,336
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	38,090	23,834	110,742	62,031
Operating expenses *	7,593	6,110	21,430	18,564
Exploration expenses	116	158	521	357
Depreciation, depletion and amortization	4,201	4,304	11,555	13,112
Taxes other than on income	1,707	2,075	5,272	5,061
Interest and debt expense	128	174	393	557
Total Costs and Other Deductions	51,835	36,655	149,913	99,682
Income (Loss) Before Income Tax Expense	14,809	8,055	39,866	14,654
Income tax expense (benefit)	3,571	1,940	10,636	4,047
Net Income (Loss)	11,238	6,115	29,230	10,607
Less: Net income (loss) attributable to noncontrolling interests	7	4	118	37
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$11,231	$6,111	$29,112	$10,570

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$5.81	$3.19	$15.02	$5.52
- Diluted	$5.78	$3.19	$14.95	$5.51
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,932,238	1,918,006	1,938,524	1,916,174
- Diluted	1,940,002	1,921,095	1,947,201	1,919,666

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,919 million and 1,916 million at September 30, 2022 and December 31, 2021, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Upstream
United States	$3,398	$1,962	$10,004	$4,349
International	5,909	3,173	14,794	6,314
Total Upstream	9,307	5,135	24,798	10,663
Downstream
United States	1,288	1,083	4,214	1,729
International	1,242	227	2,169	425
Total Downstream	2,530	1,310	6,383	2,154
All Other	(606)	(334)	(2,069)	(2,247)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$11,231	$6,111	$29,112	$10,570
* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Sept 30, 2022	Dec 31, 2021
Cash and cash equivalents	$15,164	$5,640
Marketable securities	$267	$35
Total assets	$259,735	$239,535
Total debt	$23,641	$31,369
Total Chevron Corporation stockholders' equity	$158,680	$139,067
Noncontrolling interests	$947	$873

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$182,321	$170,436
Debt ratio (Total debt / Total debt plus stockholders’equity)	13.0%	18.4%

Adjusted debt (Total debt less cash and cash equivalents and marketable securities)	$8,210	$25,694
Adjusted debt plus total stockholders’ equity	$166,890	$164,761
Net debt ratio (Adjusted debt / Adjusted debt plus total stockholders’ equity)	4.9%	15.6%

RETURN ON CAPITAL EMPLOYED	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2022	2021	2022	2021
Total reported earnings	$11,231	$6,111	$29,112	$10,570
Non-controlling interest	7	4	118	37
Interest expense (A/T)	117	160	363	517
ROCE earnings	11,355	6,275	29,593	11,124
Annualized ROCE earnings	45,420	25,100	39,457	14,832
Average capital employed*	182,033	175,499	177,289	175,555
ROCE	25.0%	14.3%	22.3%	8.4%
*Capital employed is the sum of Chevron Corporation stockholders equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)	Three Months Ended Sept. 30
		Nine Months Ended Sept. 30
OPERATING ACTIVITIES	2022	2022	2021
Net Income (Loss)	$11.2	$29.2	$10.6
Adjustments
Depreciation, depletion and amortization	4.2	11.6	13.1
Distributions more (less) than income from equity affiliates	(1.6)	(4.8)	(2.2)
Loss (gain) on asset retirements and sales	—	(0.5)	(0.4)
Net foreign currency effects	(0.4)	(0.7)	—
Deferred income tax provision	0.4	1.7	0.5
Net decrease (increase) in operating working capital	1.6	1.2	(1.5)
Other operating activity	(0.1)	(0.7)	(0.4)
Net Cash Provided by Operating Activities	$15.3	$37.1	$19.7

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(2.9)	—
Capital expenditures	(3.0)	(8.1)	(5.5)
Proceeds and deposits related to asset sales and returns of investment	0.1	2.5	0.6
Other investing activity(2)	0.1	0.1	0.4
Net Cash Used for Investing Activities	$(2.8)	$(8.4)	$(4.5)

FINANCING ACTIVITIES
Net change in debt	(2.5)	(8.2)	(6.9)
Cash dividends — common stock	(2.7)	(8.3)	(7.6)
Shares issued for share-based compensation	0.1	5.5	0.4
Shares repurchased	(3.8)	(7.5)	(0.6)
Distributions to noncontrolling interests	(0.1)	(0.1)	—
Net Cash Provided by (Used for) Financing Activities	$(9.0)	$(18.5)	$(14.8)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.1)	(0.3)	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$3.3	$9.9	$0.3

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$15.3	$37.1	$19.7
Less: Net decrease (increase) in operating working capital	1.6	1.2	(1.5)
Cash Flow from Operations Excluding Working Capital	$13.7	$35.9	$21.2

Net Cash Provided by Operating Activities	$15.3	$37.1	$19.7
Less: Capital expenditures	3.0	8.1	5.5
Free Cash Flow	$12.3	$29.0	$14.3
Less: Net decrease (increase) in operating working capital	1.6	1.2	(1.5)
Free Cash Flow Excluding Working Capital	$10.7	$27.8	$15.7
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily sales of marketable securities and (borrowings) repayments of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

CAPITAL AND EXPLORATORY EXPENDITURES	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Capital Expenditures	$2,995	$1,907	$8,139	$5,450
Expensed exploration expenditures	95	122	266	302
Capital lease obligations and other	3	10	(166)	50
Capital and Exploratory Expenditures (C&E)	3,093	2,039	8,239	5,802
Acquisition of businesses, net of cash received	—	—	2,862	—
C&E plus acquisitions (company investment)	$3,093	$2,039	$11,101	$5,802

Affiliate C&E	$846	$731	$2,380	$2,258

	Three Months Ended September 30		Nine Months Ended September 30
C&E BY SEGMENT	2022	2021	2022	2021
United States
Upstream	$1,855	$1,135	$4,728	$3,256
Downstream	282	225	1,120	567
Other	54	53	182	136
Total United States	2,191	1,413	6,030	3,959

International
Upstream	852	583	2,087	1,717
Downstream	47	40	113	113
Other	3	3	9	13
Total International	902	626	2,209	1,843
C&E	$3,093	$2,039	$8,239	$5,802

AFFILIATE C&E (not included above):
Upstream	$593	$596	$1,772	$1,760
Downstream	253	135	608	498
Affiliate C&E	$846	$731	$2,380	$2,258

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2022	2021	2022	2021
United States	891	842	886	834
International	816	915	824	976
Worldwide	1,707	1,757	1,710	1,810
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,708	1,708	1,747	1,677
International	6,212	5,952	5,960	6,023
Worldwide	7,920	7,660	7,707	7,700
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,176	1,127	1,177	1,113
International	1,851	1,907	1,817	1,980
Worldwide	3,027	3,034	2,995	3,093
SALES OF NATURAL GAS (MMCF/D):
United States	4,464	4,076	4,430	3,922
International	7,990	5,450	5,812	5,212
Worldwide	12,454	9,526	10,242	9,134
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	302	211	299	208
International	227	213	223	186
Worldwide	529	424	522	394
SALES OF REFINED PRODUCTS (MB/D):
United States	1,248	1,188	1,226	1,133
International (5)	1,437	1,386	1,367	1,312
Worldwide	2,685	2,574	2,593	2,445
REFINERY INPUT (MB/D):
United States	779	895	858	911
International	651	584	635	567
Worldwide	1,430	1,479	1,493	1,478

(1) Includes interest in affiliates; totals may not match sum of parts due to rounding.
(2) Includes net production of synthetic oil:
Canada	50	51	43	55
(3) Includes natural gas consumed in operations (MMCF/D):
United States	50	47	55	46
International	518	540	521	547
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	399	355	378	346

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 6
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021			Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$3,398			$1,962			$10,004			$4,349
Int'l Upstream			5,909			3,173			14,794			6,314
U.S. Downstream			1,288			1,083			4,214			1,729
Int'l Downstream			1,242			227			2,169			425
All Other			(606)			(334)			(2,069)			(2,247)
Net Income (Loss) Attributable to Chevron			$11,231			$6,111			$29,112			$10,570

SPECIAL ITEMS
U.S. Upstream
Remediation charge	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(158)	$38	$(120)
Early contract termination	—	—	—	—	—	—	(765)	165	(600)	—	—	—
Asset sale gains	—	—	—	260	(60)	200	—	—	—	260	(60)	200
Int'l Upstream
Asset sale gains	—	—	—	—	—	—	328	(128)	200	—	—	—
U.S. Downstream
Legal reserves	—	—	—	—	—	—	—	—	—	(140)	30	(110)
All Other
Pension settlement costs	(233)	56	(177)	(107)	26	(81)	(331)	77	(254)	(575)	138	(437)

Total Special Items	$(233)	$56	$(177)	$153	$(34)	$119	$(768)	$114	$(654)	$(613)	$146	$(467)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$440			$285			$899			$311
Int'l Downstream			179			123			347			183
All Other			5			(103)			(172)			(148)
Total Foreign Currency Effects			$624			$305			$1,074			$346

ADJUSTED EARNINGS/(LOSS) *
U.S. Upstream			$3,398			$1,762			$10,604			$4,269
Int'l Upstream			5,469			2,888			13,695			6,003
U.S. Downstream			1,288			1,083			4,214			1,839
Int'l Downstream			1,063			104			1,822			242
All Other			(434)			(150)			(1,643)			(1,662)
Total Adjusted Earnings/(Loss)			$10,784			$5,687			$28,692			$10,691

Total Adjusted Earnings/(Loss) per share			$5.56			$2.96			$14.74			$5.57

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.